Exhibit 10.4

THIS AMENDED AND RESTATED PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

FORM OF AMENDED AND RESTATED PROMISSORY NOTE

[Closing Date of Business Combination, as defined below]

Principal Amount: [$_________]	Dated as of August 14, 2019

Moringa Acquisition Corp, a Cayman Islands exempted company (the “Maker”), promises to pay to the order of Moringa Sponsor, LP, a Cayman Islands exempted limited partnership, or its registered assigns or successors in interest (the “Payee”), the principal sum of [_________________] DOLLARS ($[*]), or such lesser amount (if any) as shall remain unpaid and not converted into equity of the Maker pursuant to Section 1 below, under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below.  All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

The principal amount of this Note reflects the aggregate total amount owed by the Maker to the Payee under all Existing Promissory Notes (as defined below), subject, however, to potential reduction so as not to exceed a maximum principal amount (the “Cap”) equal to: (a) $5,200,000 (five million two hundred thousand dollars), reduced by (b) the amount of any Fee or expense (if any) that has been paid or is owed by the Maker as of the Closing Date (as defined in Section 1 below) pursuant to the Business Combination Marketing Agreement, dated as of February 16, 2021, entered into by the Maker in connection with its initial public offering. Any outstanding amounts loaned by Payee to Maker under the Existing Promissory Notes that are in excess of the Cap will be attributed to additional paid-in capital in respect of the Class A ordinary shares (as defined below) issuable upon conversion of the total outstanding amount under this Note.

This Note amends and restates, and replaces, in their entirety, and consolidates into one promissory note, the following promissory notes previously issued by Maker to Payee (the “Existing Promissory Notes”):

(i)	promissory note of $1,000,000 principal amount, dated August 9, 2021, as amended on February 9, 2023 and August 18, 2023;

(ii)	promissory note of $90,000 principal amount, dated December 9, 2022, as amended on February 9, 2023 and August 18, 2023;

(iii)	promissory note of $100,000 principal amount, dated December 21, 2022, as amended on February 9, 2023 and August 18, 2023;

(iv)	promissory note of $480,000 principal amount, dated February 7, 2023;

(v)	promissory note of $310,000 principal amount, dated February 8, 2023, as amended on August 18, 2023;

(vi)	promissory note of $1,000,000 principal amount, dated June 14, 2023;

(vii)	promissory note of $154,505.76 principal amount, dated August 18, 2023; and

(viii)	any additional promissory notes issued by Maker to Payee in respect of working capital loans extended by Payee to Maker prior to the Closing Date (as defined below).

1. Repayment or Conversion.

(a) The entire unpaid principal balance of this Note shall be payable on the thirty (30) month anniversary of the closing date of the business combination transaction (the “Closing Date” and “Business Combination”, respectively) by and among the Maker, April.M.G. Ltd., an Israeli company and a wholly-owned subsidiary of Maker, and Silexion Therapeutics Ltd., an Israeli company (such anniversary date, the “Maturity Date”).  The principal balance, or any portion thereof (in a minimum principal amount of one hundred thousand dollars ($100,000)), together with any interest due thereon, may be prepaid by the Maker at any time. In lieu of repayment of outstanding amounts hereunder in cash, the Maker shall be entitled, in connection with an equity financing (including a convertible debt financing) (an “Equity Financing”) that it effects following the Closing Date and prior to the Maturity Date, to issue Class A ordinary shares, par value $0.0001 of the Maker (“Class A ordinary shares”) to the Payee in full and final satisfaction of the Maker’s obligation to repay amounts of principal outstanding under this Note (a “Maker Financing Repayment”). If Maker elects to effect a Maker Financing Repayment, it may, at its discretion, issue to the Payee up to such number of Class A ordinary shares as constitute up to thirty percent (30%) of the number of Class A ordinary shares issued and sold by the Maker in the Equity Financing, with the issuance to the Payee deemed a repayment to the extent of the dollar value of the shares issued to the Payee based on the price per share at which shares of any class are sold in the Equity Financing (or, in an Equity Financing that is a convertible debt financing, the conversion price per share in the financing) (the “Financing Price Per Share”), subject to a minimum aggregate Maker Financing Repayment of one hundred thousand dollars ($100,000). By way of illustration, if Maker raises $1,000,000 in an Equity Financing at a Financing Price Per Share of $20, Maker may convert upon closing of such financing up to $300,000 worth of principal of the Note in exchange for up to 15,000 Class A ordinary shares, issuable to Payee in lieu of such converted principal.

(b) In addition to the Maker’s right to effect a Maker Financing Repayment as part of an Equity Financing, and, in the case of clause (ii) below, if Maker does not exercise such right to its full extent in connection with any Equity Financing, the Payee, too, shall be entitled to elect to convert amounts of principal outstanding under this Note into Class A ordinary shares, either (i) at any time following the twenty-four (24) month anniversary of the Closing Date and prior to the Maturity Date, subject to a minimum conversion of ten thousand dollars ($10,000), at the VWAP Conversion Price (as defined in Section 1(c) below) (an “Optional Conversion”), or (ii) in connection with an Equity Financing effected by the Maker (a “Financing Conversion”), by converting such amounts of principal as will purchase, at the Financing Price Per Share, up to such number of Class A ordinary shares as constitute (together with any such shares issuable pursuant to a Maker Financing Repayment) thirty percent (30%) of the number of Class A ordinary shares issued and sold by the Maker in the Equity Financing, subject to a minimum conversion amount of one hundred thousand dollars ($100,000).

(c) Upon the Maturity Date, any principal outstanding under this Note at that time will automatically be converted into Class A ordinary shares (“Maturity Conversion”) at a conversion price per Class A ordinary share equal to the volume weighted average price (VWAP) of the Class A ordinary shares on the principal market on which they are traded during the twenty (20) consecutive trading days prior to the conversion date (the “VWAP Conversion Price”).

(d) The Maker shall not issue any fraction of a Class A ordinary share upon any Maker Financing Repayment, Optional Conversion, Financing Conversion, or Maturity Conversion. If the issuance would result in the issuance of a fraction of a share, the Maker shall round such fraction of a share to the nearest whole share. The Maker shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent, if any), that may be payable with respect to the issuance and delivery of shares as a repayment or conversion of any amounts outstanding hereunder. Payee will solely bear any other tax of any kind in connection with the conversion of the Note or any taxable income or gain attributed to Payee in relation thereto.

(e) In the case of an Optional Conversion, Payee shall notify the Maker in writing as to its election to convert outstanding principal amounts due hereunder, stating the total conversion amount (subject to the ten thousand dollar ($10,000) minimum set forth in Section 1(b)(i) above)and setting forth the calculation of the VWAP Conversion Price. Maker shall issue Class A ordinary shares in respect of such Optional Conversion within five (5) trading days of receipt of such written notice.

(f) In connection with an Equity Financing, the Maker shall notify the Payee in writing (an “Equity Financing Notification”) once Maker becomes aware of the material terms of the financing (approximate aggregate dollar amount, approximate expected Financing Price Per Share and any other material terms), but in any event no less than three (3) trading days prior to the expected closing date of the Equity Financing. Either Maker or Payee, as applicable, shall notify the other party in writing that it wishes to effect a Maker Financing Repayment or a Financing Conversion, as applicable (a “Conversion/Equity Repayment Notification”), no later than on the second (2nd) trading day following Maker’s Equity Financing Notification, which Conversion/Equity Repayment Notification shall include the aggregate dollar amount, and number of Class A ordinary shares to be issued to the Payee, pursuant to such Maker Financing Repayment or Financing Conversion, as applicable (subject to the minimum repayment/conversion amount of one hundred thousand dollars ($100,000) set forth in Section 1(a) or Section 1(b)(ii) above, as applicable, and the limit of Maker issuing to Payee only up to such number of Class A ordinary shares as constitute thirty percent (30%) of the number of Class A ordinary shares issued and sold by the Maker in the Equity Financing, as described in Section 1(a) or Section 1(b)(ii) above, as applicable).

(g) Payee shall be entitled to registration rights with respect to the Class A ordinary shares it receives as a repayment or conversion of any outstanding principal amounts under this Note (whether due to a Maker Financing Repayment, Optional Conversion, Financing Conversion or Maturity Conversion) as a Holder under the Amended and Restated Registration Rights Agreement, dated as of the [Closing Date of the Business Combination], by and among Maker, Payee, and certain additional shareholders of Maker. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest.  No interest shall accrue on the unpaid principal balance of this Note.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, and then to the reduction of the unpaid principal balance of this Note.

4. Events of Default. Each of the following shall constitute an event of default under this Note (an “Event of Default”):

(a) Voluntary Bankruptcy, Etc.  The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(b) Involuntary Bankruptcy, Etc.  The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(c) Failure to Issue Shares Upon Repayment/Conversion. Maker’s failure to issue Class A ordinary shares to Payee as a repayment or conversion of outstanding principal amounts hereunder — whether pursuant to a Maker Financing Repayment, Optional Conversion, Financing Conversion or Maturity Conversion. Such failure shall constitute an Event of Default if the shares are not issued by Maker (i) within five (5) trading days following Maker’s receipt from Payee of an election to effect an Optional Conversion as required under Section 1(e), (ii) within five (5) trading days following the closing of an Equity Financing for which Maker has elected a Maker Financing Repayment or Payee has elected a Financing Conversion, or (iii) in the case of a Maturity Conversion, following the Maturity Date, as applicable.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Sections 4(a) or (b), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

(b) Upon the occurrence of an Event of Default specified in Section 4(c) hereof, Payee may, by written notice to Maker, declare the principal amount that was subject to the applicable Maker Financing Repayment, Optional Conversion, Financing Conversion or Maturity Conversion to be due immediately and payable, whereupon such unpaid principal amount shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

6. Waivers.  Subject to receiving 14 days’ prior written notice from Payee of any alleged breach or default, Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail or courier service to the address designated in writing, (ii)  by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail, and , if sent by electronic mail – on the date of delivery of such email unless sender had received notice of failed transmission or similar error notice indicating that such electronic email transmission had not been successfully completed.

8. Construction.  THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ISRAEL, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

9. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

11. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that Payee shall be entitled to assign this Note to any person or entity controlling, controlled by or under common control with Payee, without the consent of Maker.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Moringa Acquisition Corp

By:

Name: Gil Maman
Title: Chief Financial Officer

Accepted and agreed that this Note shall amend and restate, and replace, in its entirety, each Existing Promissory Note identified above.

Moringa Sponsor, LP

By: Moringa Partners Ltd., its sole General Partner

By:
Name: Ilan Levin
Title: Director

[Signature Page of Amended & Restated Promissory Note]